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STAMPS.COM ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE LEADING UK-BASED E-COMMERCE SHIPPING SOFTWARE COMPANY METAPACK LTD.

EL SEGUNDO, Calif., July 25, 2018 - Stamps.com® (Nasdaq:STMP) today announced that it has entered into a definitive agreement to purchase MetaPack Ltd., a United Kingdom-based company that provides the world’s leading multi-carrier enterprise-level solution to many of the world’s preeminent e-commerce retailers and brands.

MetaPack provides its customers access to the world’s largest carrier library with support for over 450 parcel carriers that operate in more than 200 countries. The MetaPack software platform is a secure, resilient and highly available system that processed over 550 million parcel shipments in 2017. MetaPack's platform also provides sophisticated solutions including carrier management, a carrier optimization engine, a track and trace system, a parcel returns system, a delivery analysis and carrier SLA monitoring system, a sophisticated cross-border solution, and a system that provides dynamic delivery options right in the shopping cart. From a single integration, Metapack’s customers are able to offer delivery choice and convenience in all major e-commerce markets around the world. Metapack’s software also improves its customers’ shopping cart order conversion rates and order delivery satisfaction ratings.

MetaPack has over 500 customers including many of the world’s leading e-commerce retailers and brands. MetaPack’s website includes a small sample of its retailers, brands and customer case studies. The company’s business model is focused on SAAS, and it generated revenue of approximately £36 million in its fiscal year ending March 31, 2018 with a gross margin of approximately 87% and an operating margin of approximately 10%. MetaPack has approximately 350 employees located in six office locations around the world.

“The acquisition of MetaPack represents a significant strategic investment in our global e-commerce shipping business,” said Ken McBride, Stamps.com chairman and CEO. “MetaPack is the leading enterprise-level multi-carrier e-commerce software platform supporting the world’s largest retailers and the world’s best known brands. MetaPack has significant business in Europe, complimenting Stamps.com’s strong position in the U.S. MetaPack also serves the largest enterprises and retailers, complimenting Stamps.com’s traditional focus on smaller businesses. Together, the two companies will be better able to provide innovative solutions in an increasingly global e-commerce world to customers of all sizes and in all geographies.”

“This is a hugely exciting development for MetaPack,” said Steve Rowley, Executive Chairman. “The acquisition by Stamps.com is positive news for our customers, partners and employees. As well as and enabling us to broaden our proposition and enhance our global label library, it also gives us the degree of scale and support that we need to service global e-commerce customers.”

Stamps.com has agreed to purchase MetaPack for approximately £175 million in cash, which is approximately $230 million, funded entirely from current cash balances. The Boards of Directors of both companies have approved the transaction which is expected to close during August 2018. Stamps.com plans for MetaPack to continue to operate as a wholly-owned subsidiary led by members of its existing management team.

Stamps.com will further discuss the acquisition of Metapack during its upcoming second quarter earnings conference call on August 1, 2018.

About MetaPack
Founded in 1999, MetaPack helps e-commerce and delivery professionals to meet with the consumer’s growing expectations of delivery, whilst maintaining and optimizing operational efficiency. MetaPack’s SaaS solution offers a wide range of personalised delivery services, from global order tracking to simplified return procedures, through a catalogue of 450 carriers and 5,000 services available that span every country in the world. Thanks to MetaPack, more than 550 million packages are sent annually by many of the world’s leading e-commerce retailers.

About Stamps.com
Stamps.com (Nasdaq: STMP) is the leading provider of postage online and shipping software solutions to over 725 thousand customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShipWorks and ShippingEasy. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts, and may relate to future events or the company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, and other important factors that are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the company’s ability to control or predict. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Stamps.com, the Stamps.com logo, Endicia, ShipStation, ShipWorks, and ShippingEasy are registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names used in this release are the property of their respective owners.